Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces Pricing of $40 Million Registered Direct Offering of

Common Stock and Warrants

DANBURY, CT – July 7, 2016 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today announced that it has entered into a definitive agreement with a single institutional investor to sell the equivalent of 6,861,064 shares of common stock at a per share price of $5.83, the closing bid price of the common stock on July 6, 2016, and warrants to purchase up to an aggregate of 8,233,277 shares of common stock, in a registered direct offering for gross proceeds of $40 million. The net proceeds at closing, after deducting the placement agent fees, will be approximately $37.6 million. The Company intends to use the proceeds from this offering to support project financing, working capital, and for general corporate purposes.

The offering will consist of an aggregate of (i) 1,474,000 shares of common stock, par value $0.0001 per share, (ii) Series A warrants to purchase up to an aggregate of 8,233,277 shares of common stock, and (iii) pre-funded Series B warrants to purchase up to an aggregate of 5,387,064 shares of common stock. If the investor chooses to execute the Series A warrants at a future date, the Company will receive additional proceeds at that time.

The Series A warrants have an exercise price of $5.83 per share and are initially exercisable beginning on the date that is six months and one day after the issue date and will expire on the fifth anniversary of the initial exercisability date. The Series B warrants are fully pre-funded warrants and are immediately exercisable. The Series B warrants have an exercise price of $0.0001 per share and will expire on the fifth anniversary of the issue date. The pre-funded Series B warrants are being offered to the investor, whose purchase of shares of common stock in this offering would otherwise result in the investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% of FuelCell Energy’s outstanding common stock following the consummation of this offering. In lieu of the shares of common stock that would result in ownership in excess of 4.99%, the investor is purchasing the Series B warrants on the closing date of this offering. Such Series B warrants grant the investor the right to acquire additional shares of FuelCell Energy common stock at a point in time of its choosing within five years of the issue date of the Series B warrants.

The offering is expected to close on or about July 12, 2016, subject to the satisfaction of customary closing conditions. J.P. Morgan Securities LLC served as the sole placement agent for the offering.

A shelf registration statement relating to these securities was previously filed and declared effective by the Securities and Exchange Commission (“Commission”). The Securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement related to the offering has been filed with the Commission and is available on the Commission’s website at http://www.sec.gov. When available, copies of the final prospectus supplement relating to this offering can be obtained at the Commission’s website at http://www.sec.gov or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling 1-866-803-9204.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of FuelCell Energy, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed, ready for installation or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated over four billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For additional information, please visit www.fuelcellenergy.com, follow us on Twitter and view our videos on YouTube.

Direct FuelCell, DFC, DFC/T, DFC-H2, DFC-ERG and FuelCell Energy logo are all registered trademarks of FuelCell Energy, Inc.

Contact

FuelCell Energy, Inc.

Kurt Goddard, Vice President Investor Relations

203-830-7494

ir@fce.com

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